Exhibit 23.3

[Keller & Company, Inc.’s Letterhead]

July 15, 2005

Re:    Valuation Appraisal of Equitable Financial Corp.

          Equitable Federal Savings Bank

          Grand Island, Nebraska

We hereby consent to the use of our firm’s name in the Form SB-2 and in the Form MHC-2 of Equitable Financial Corp., and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of Equitable Financial Corp., provided in our Valuation Appraisal Report and any Valuation Updates, in the Form SB-2 to be filed by with the Securities and Exchange Commission and the Form MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

by:    /s/ John A. Shaffer

         John A. Shaffer

         Vice President